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								   EXHIBIT 11
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				  WEST ONE BANCORP
			COMPUTATION OF PER SHARE EARNINGS

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Dollars in thousands, except per share,
for the year ended December 31,            1994           1993          1992
Primary earnings per share:

Weighted average number of shares       35,355,863    32,803,044    29,923,980

  Common stock equivalents computed
  under the treasury stock method
  using average market price.              455,701       488,938       419,416

  Total                                 35,811,564    33,291,982    30,343,396

Fully diluted earnings per share:

Weighted average number of shares       35,355,863    32,803,044    29,923,980

  Common stock equivalents computed
  under the treasury stock method
  using the greater of ending or
  average market price.                    456,047       505,788       514,844

  Other potentially dilutive securities  2,684,569     2,687,450     2,687,450

    TOTAL                               38,496,479    35,996,282    33,126,274

Net income                                $103,171       $83,187       $63,372


Interest expense (net of tax) incurred
  for other potentially dilutive
  securities                               $ 2,315       $ 2,317       $ 2,353

Earnings per share:

Primary                                     $ 2.88        $ 2.50        $ 2.09
Fully diluted                                 2.74          2.38          1.98
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